Exhibit 5.1

January 31, 2019

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Re:	Registration Statement on Form S-8 with respect to 28,640,020 common units representing limited partner interests

Ladies and Gentlemen:

We have acted as special counsel to Energy Transfer LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance of up to 28,640,020 common units representing limited partner interests in the Partnership (the “Units”) issuable under (i) the Second Amended and Restated Energy Transfer LP 2008 Long-Term Incentive Plan, (ii) the Energy Transfer LP Amended and Restated 2011 Long-Term Incentive Plan and (iii) the Energy Transfer LP 2015 Long-Term Incentive Plan (each of the incentive plans referred to in clauses (i)–(iii), a “Plan”). The Units are included in a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of LE GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and we express no opinion with respect to any other laws.

January 31, 2019

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient and have been issued by the Partnership against payment therefor in the circumstances contemplated by the applicable Plan, assuming in each case that the individual grants or awards under the applicable Plan are duly authorized by all necessary limited partnership action and duly granted or awarded and exercised in accordance with the requirements of law and the applicable Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the Units will be validly issued and, under the Delaware LP Act, the recipients of the Units will have no obligation to make further payments for the Units or contributions to the Partnership solely by reason of their ownership of the Units or their status as limited partners of the Partnership and will have no personal liability for the obligations of the Partnership solely by reason of being limited partners of the Partnership.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP